UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland	20706-4417
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

On August 19, 2005, the Board of Directors of Integral Systems, Inc. (the “Company”) adopted resolutions to accelerate the time of vesting of all of the Company’s outstanding and unvested stock options as of August 31, 2005, subject to approval by the optionholder in certain circumstances. As a result and assuming that all optionholders approve the acceleration of their individual option shares, options to purchase approximately 460,000 shares of the Company’s common stock became fully exercisable as of August 31, 2005.

The primary purpose of the accelerated vesting was to eliminate future compensation expense the Company would otherwise recognize in its statement of operations with respect to these options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R, which is required to be adopted by the Company on October 1, 2005, will require that compensation expense associated with stock options be recognized in the statement of operations, rather than as a footnote disclosure in the Company’s consolidated financial statements.

The acceleration of the vesting of these options resulted in the Company recording a non-cash stock compensation expense of approximately $1.2 million during the Company’s fourth quarter using the intrinsic value method. However, the related future compensation expense to be recorded upon adoption of SFAS 123R that is eliminated as a result of the acceleration of the vesting of these options is approximately $4.1 million. The Company does not believe that the $4.1 million expense, which is computed using the Black Scholes model, fairly reflects the value of its non-vested stock options.

The Company does not currently intend to grant any stock options to employees in the future. As a result, the acceleration of the vesting of options will reduce the distortion that future compensation expense associated with the outstanding options could have had on period-to-period comparisons of the Company’s future financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

By:	/s/ Thomas L. Gough
Thomas L. Gough
President

Date: September 7, 2005